UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2010

CBIZ, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio	44131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 216-447-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On September 21, 2010, CBIZ, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named in Schedule A thereto (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell $115 million aggregate principal amount of its 4.875% Convertible Senior Subordinated Notes due 2015 (the “Notes”) to the Initial Purchasers. In addition, the Company granted the Initial Purchasers an option to purchase up to an additional $15 million aggregate principal amount of Notes, which the Initial Purchasers exercised in full on September 24, 2010. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

On September 27, 2010, the Company completed the issuance and sale of $130 million aggregate principal amount of its Notes pursuant to the Purchase Agreement (the “Closing”). The Company received net proceeds from the sale of the Notes of approximately $126.2 million, after deducting the estimated offering expenses, including the Initial Purchasers’ discount, of approximately $3.8 million. The Company used approximately $25.1 million of the net proceeds to repurchase approximately 4.6 million shares of its common stock and approximately $60 million of the net proceeds to repurchase a portion of its 3.125% convertible notes issued in 2006. In addition, the Company used approximately 41 million of the net proceeds to repay amounts under its senior credit facility.

The offer and sale of the Notes to the Initial Purchasers was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) of the Securities Act as a transaction not involving a public offering. The offer and resales of the Notes by the Initial Purchasers were also made in transactions exempt from the registration requirements of the Securities Act in accordance with Rule 144A thereunder; such offers and sales were made only to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, with adequate access to information about the Company, and appropriate notice and legends affixed to the Notes regarding the restricted nature of the Notes.

In connection with the issuance and sale of the Notes, the Company entered into an indenture (the “Indenture”), dated as of September 27, 2010, with U.S. Bank National Association, as trustee (the “Trustee”).

The terms of the Notes are governed by the Indenture. The Notes will mature on October 1, 2015, unless earlier converted or repurchased. Interest on the Notes accrues at the rate of 4.875% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2011. The Company shall pay additional interest on the Notes if, at any time during the six-month period beginning on, and including, the date which is six months after the last date of original issuance of the Notes and ending on the date that is one year after the last date of original issuance of the Notes, (i) the Company fails to timely file any periodic report that it is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as applicable (other than reports on Form 8-K), and such failure continues for 14 days in the aggregate, or (ii) the Notes are not otherwise freely tradable pursuant to Rule 144 under the Securities Act by holders other than the Company’s affiliates, or under the Indenture or the Notes (an “Additional Interest Event”). Such additional interest will accrue on the Notes at a rate of 0.25% per annum of the principal amount of the Notes outstanding for each day during the first 90-day period (or portion thereof) for which an Additional Interest Event has occurred and is continuing, which rate shall increase by an additional 0.25% per annum of the principal amount of the Notes for each subsequent 90-day period (or portion thereof), up to a maximum of 0.50% of the principal amount of the Notes. Further, if, and for so long as, the restrictive legend on the Notes has not been removed or the Notes are not otherwise feely transferable pursuant to Rule 144 under the Securities Act by holders other than the Company’s affiliates as of the 365th day after the last date of original issuance of the Notes, the Company will be obligated to pay additional interest on the Notes, except in certain circumstances as described in the Indenture.

In addition to any additional interest that may be payable by the Company as described above, to the extent elected by the Company, the sole remedy for an “event of default” (as defined in the Indenture) relating to the failure by the Company to comply with its reporting obligations under the Indenture, shall (i) for the first 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes then outstanding, and (ii) for the next 90 days after the expiration of such 90 day period, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes then outstanding. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to but not including the 180th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the Notes will be subject to acceleration as described in greater detail in the Indenture.

Notwithstanding anything to the contrary above, at no time will the combined rate of the additional interest payable by the Company under the Indenture exceed a rate of 1.00% per annum.

The Notes are direct, unsecured, senior subordinated obligations of the Company and will rank junior in right of payment to all of the Company’s existing and future senior indebtedness and equal in right of payment with any existing and future senior subordinated indebtedness, including, without limitation, the Company’s 3.125% Convertible Senior Subordinated Notes due 2026. The Notes will be senior in right of payment to all existing and future obligations, if any, that are designated as subordinated to the Notes. The Notes will be effectively junior to the Company’s subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.

The Notes are convertible into the Company’s common stock at a rate equal to 134.9255 shares of common stock per $1,000 principal amount of the Notes (equal to an initial conversion price of approximately $7.41 per share of common stock), subject to adjustment as described in the Indenture. Holders may convert their notes at any time before the close of business on the business day immediately preceding July 31, 2015, from and after the date of any of the following events:

•	during any fiscal quarter commencing after December 31, 2010 (and only during such quarter), if the “last reported sale price” (as defined in the Indenture) of the Company’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 135% of the conversion price in effect on such last trading day;

•	during the five business days immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the Notes on each such day; or

•	upon the occurrence of certain corporate transactions, as more fully described in the Indenture.

On or after July 31, 2015, holders may convert their Notes at any time prior to the stated maturity, regardless of the foregoing circumstances.

Upon conversion of the Notes, the Company will deliver to the holder surrendering the Notes for conversion, for each $1,000 principal amount of the Notes, an amount consisting of cash equal to the lesser of $1,000 and the “conversion value” (as defined in the Indenture) and, to the extent that the conversion value exceeds $1,000, at the Company’s election, or as required by the rules of The New York Stock Exchange, cash or shares of the Company’s common stock in respect of the remainder.

The Notes shall not be optionally redeemable by the Company and no sinking fund shall be provided for the Notes.

If the Company undergoes a “fundamental change” (as defined in the Indenture), holders of the Notes will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, up to, but not including, the date that is 30 days following the date of the notice of a fundamental change mailed by the Company.

The foregoing descriptions of the Notes are qualified in their entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and which is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On September 20, 2010, CBIZ, Inc. issued a press release announcing its offer to qualified institutional buyers, pursuant to Rule 144A under the Securities Act, of $100 million aggregate principal amount of its Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

On September 22, 2010, CBIZ, Inc. issued a press release announcing the pricing of its private offering of $115 million aggregate principal amount of its Notes, and its grant to the Initial Purchasers of an option to purchase up to $15 million aggregate principal amount of its Notes to cover overallotments, if any. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of September 27, 2010, between CBIZ, Inc. and U.S. Bank National Association.

10.1	Purchase Agreement, dated as of September 21, 2010, between CBIZ, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named in Schedule A thereto.

99.1	Press Release of CBIZ, Inc., dated September 20, 2010, announcing intention to offer Convertible Senior Subordinated Notes due 2015.

99.2	Press Release of CBIZ, Inc., dated September 22, 2010, announcing the pricing of its private offering of $115 million aggregate principal amount of Convertible Senior Subordinated Notes due 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 27, 2010	CBIZ, INC.

	By:	/s/ Ware H. Grove

	Name: Title:	Ware H. Grove Chief Financial Officer